Exhibit 99.2

CapitalSource Inc. Prices $225 Million Senior Convertible Debentures Offering

CHEVY CHASE, MD (March 16, 2004) — CapitalSource Inc. (NYSE: CSE) announced today the pricing of its offering of $225 million principal amount of senior convertible debentures due 2034 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. CapitalSource will pay interest on the debentures at a rate of 1.25% per year until March 15, 2009.

The debentures will be initially convertible, subject to certain conditions, into shares of CapitalSource’s common stock at a conversion rate of 32.8952 shares of common stock per $1,000 principal amount of debentures, representing an initial effective conversion price of approximately $30.40 per share. The initial conversion price represents a premium of approximately 32% to the closing price of CapitalSource’s common stock on March 15, 2004, which was $23.03 per share. The debentures will be unsecured and will be fully and unconditionally guaranteed as to payment by CapitalSource Holdings LLC and CapitalSource Finance LLC, two wholly owned subsidiaries of CapitalSource.

CapitalSource has granted the initial purchasers an option to purchase up to an additional $25 million principal amount of senior convertible debentures.

CapitalSource intends to use a portion of the proceeds to purchase approximately 1,300,000 shares of its common stock for an aggregate purchase price of approximately $29.9 million. In addition, CapitalSource has entered into a convertible bond hedge transaction with one of the initial purchasers with respect to 7,401,420 shares of its common stock and intends to exercise its option under that hedge as and when any debentures convert to mitigate any potential dilution from conversion of the debentures.

CapitalSource has also entered into a call option transaction with one of the initial purchasers to effectively increase the conversion price to approximately $40.30 per common share, a 75% premium to the March 15, 2004 closing price. The call option transaction is on the same number of shares as the convertible bond hedge transaction and the convertible debentures. However, if exercised, the call option would likely be “net share settled”, meaning that CapitalSource would deliver shares equal only to the value of the option, not the number of shares underlying the option.

In connection with the convertible bond hedge transaction and call option transaction, the initial purchaser that is a party to those transactions expects to enter into various over-the-counter derivative transactions with respect to CapitalSource common stock concurrently with pricing of the debentures and may purchase CapitalSource common stock in secondary market transactions following pricing of the debentures.

In connection with the bond hedge and call option transactions, CapitalSource will use an aggregate of approximately $25.6 million of the net proceeds of the offering, representing the cost of the convertible hedge transaction partially offset by the proceeds of the call option transaction. CapitalSource plans to use the remainder of the proceeds for the stock repurchase described above, to repay outstanding indebtedness and for general corporate purposes.

The debentures will be redeemable at CapitalSource’s option beginning March 15, 2009 at a redemption price of 100% of their principal amount. Holders of the debentures will have the right to require CapitalSource to repurchase some or all of their debentures on March 15, 2009, March 15, 2014, March 15, 2019, March 15, 2024 and March 15, 2029 and upon certain events constituting a fundamental change.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The debentures have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Except for historical information, the matters discussed in this release contain forward-looking statements. These statements are based on current expectations or beliefs and are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including without limitation, whether or not CapitalSource will consummate the offering, the bond hedge transaction or the call option transaction, and the anticipated use of the proceeds of the offering. For a detailed discussion of these and other cautionary statements, please refer to CapitalSource’s most recent filings with the Securities and Exchange Commission. CapitalSource does not undertake any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

CapitalSource is a specialized commercial finance company offering asset-based, senior, cash flow and mezzanine financing to small and mid-sized borrowers through three focused lending groups: Corporate Finance, Healthcare Finance, and Structured Finance. By offering a broad array of financial products, we have outstanding more than $3.6 billion in loan commitments.

For information contact:
Investor Relations:
Tony Skarupa
Director of Finance
(301) 841-2847
tskarupa@capitalsource.com

Media Relations:
Paul Wardour
Director of Marketing
(301) 841-2745
pwardour@capitalsource.com